Exhibit 4.5

FIRST AMENDMENT TO THE

PINNACLE ENTERTAINMENT, INC. 2002 STOCK OPTION PLAN

Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), hereby amends the Pinnacle Entertainment, Inc. 2002 Stock Option Plan (the “Plan”), with reference to the following facts:

A. The Company maintains the Plan to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to selected key employees, consultants and directors through the grant of stock options.

B. By Section 16 of the Plan, the Board of Directors of the Company has reserved the right to amend the Plan with shareholder approval to the extent necessary or desirable to comply with Section 422 of the Internal Revenue Code of 1986, as amended, other Applicable Laws, or the requirements of any exchange or quotation system on which the Common Stock is listed or quoted.

C. The Company wishes to amend the Plan to restrict the class of individuals who can participate in the Plan as Consultants.

D. The Company wishes to amend the definition “Share” under Section 2(cc) of the Plan.

E. The Board of Directors of the Company has determined that such amendments do not require shareholder approval under the terms of the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

Section 2(i) of the Plan is hereby amended to provide in its entirety as follows:

“(i) ‘Consultant’ means any person, including an advisor, who (i) is a natural person, (ii) provides bona fide services to the Company or a Parent or Subsidiary, and (iii) provides services that are not in connection with the offer or sale of securities in a capital-raising transaction, and that do not directly or indirectly promote or maintain a market for the securities of the Company; provided that the term ‘Consultant’ does not include (i) Employees or (ii) Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.”

Section 2(cc) of the Plan is hereby amended to provide in its entirety as follows:

“(cc) ‘Share’ means a share of the Common Stock, as adjusted in accordance with Section 14.”

In all other respects, the terms and provisions of the Plan are hereby ratified and declared to be in full force and effect.

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IN WITNESS WHEREOF, the Company has executed this First Amendment to be effective as of August 28, 2002.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ JOHN A. GODFREY
John A. Godfrey Senior Vice President, Secretary and General Counsel

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